Exhibit 99.2

TE CONNECTIVITY LTD.

CONSOLIDATED SEGMENT RESULTS (UNAUDITED)

	For the Quarters Ended					For the Years Ended
	December 30,	September 30,	June 24,	March 25,	December 24,	September 30,	September 24,
	2011	2011	2011	2011	2010	2011	2010
	(in millions)
Net Sales:
Transportation Solutions	$1,405	$1,535	$1,426	$1,357	$1,311	$5,629	$4,799
Communications and Industrial Solutions	974	1,225	1,184	1,111	1,138	4,658	4,431
Network Solutions	791	993	969	871	658	3,491	2,451
Total	$3,170	$3,753	$3,579	$3,339	$3,107	$13,778	$11,681

Operating Income:
Transportation Solutions	$223	$237	$211	$211	$189	$848	$515
Communications and Industrial Solutions	61	89	120	135	171	515	618
Network Solutions	77	119	129	46	30	324	312
Pre-separation litigation income	—	—	—	—	—	—	7
Total	$361	$445	$460	$392	$390	$1,687	$1,452